DIGITAL INSIGHT CORPORATION

a Delaware corporation

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(Restated as of September 11, 2003)

1. FORMATION. The Board of Directors (the “Board”) of Digital Insight Corporation, a Delaware corporation (the “Company”), has established an Audit Committee (the “Committee”) to assist the Board in fulfilling certain of the Board’s oversight responsibilities. The Board hereby amends and restates the Audit Committee Charter adopted on June 21, 1999 (the “Charter”) to establish the governing principles of the Committee.

2. STATEMENT OF PURPOSE. The Committee will review the financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with laws and regulations. The Committee will have the exclusive authority to appoint, terminate and monitor performance of any registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report, or related work (an “external auditor”). The Committee shall provide means for open communication between external auditors, financial and senior management, internal auditors and the Board. The Committee shall review and approve quarterly and annual reports, the audited financial statements and the results of the annual audit, and the earnings press releases prepared by management.

The Committee is not responsible for planning or conducting audits or determining that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Such duty is the responsibility of management and the external auditors, who are ultimately accountable to the Committee. Likewise, it is not the duty of the Committee to independently verify information presented to it, unless in the Committee’s judgment special circumstances require such verification. The statement of responsibilities below is in all respects qualified by this limitation.

3. COMPOSITION AND QUALIFICATIONS.

(A) NUMBER OF MEMBERS

The Committee shall be comprised of not fewer than three members of the Company’s Board. Subject to this Section 3, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board.

(B) APPOINTMENT

Subject to this Section 3, the Board shall appoint the members of the Committee to serve at the pleasure of the Board. Members of the Committee may be removed by the Board for any reason and at any time. Vacancies on the Committee shall be filled by the Board. One of the members of the Committee shall be designated by majority vote of the members of the Board as the chairperson (the “Chairperson”) of the Committee.

(C) INDEPENDENCE

All of the members of the Committee must be free from any relationship to the Company or its subsidiaries that, in the judgment of the Board, may interfere with the exercise of their independence from management of the Company. No member of the Committee shall be (i) an affiliated person of the Company other than solely by virtue of his or her membership on the Board or (ii) an officer or employee of the Company or any of its subsidiaries. Appointments to the Committee shall be consistent with standards of independence applicable under the Sarbanes-Oxley Act of 2002, regulations of the Securities and Exchange Commission, and requirements for listing on the Nasdaq Stock Market or such other national securities exchange as shall be the principal market for trading of the Company’s securities.

(D) FINANCIAL EXPERIENCE

Committee members shall have a basic understanding of finance and accounting and shall be able to read and understand financial statements at the time of their appointment. At least one member of the Committee shall meet standards of financial expertise consistent with the regulations of the Securities and Exchange Commission and the requirements for listing on the Nasdaq Stock Market.

4. OVERSIGHT RESPONSIBILITIES. The Committee shall have responsibilities in the following areas:

(A) INTERNAL CONTROLS

•	Review with management and the Company’s external and internal auditors the adequacy of the Company’s internal accounting controls and procedures.

•	Inquire about internal control recommendations made by internal and external auditors and whether they have been implemented by management.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(B) FINANCIAL REPORTING

•	Review quarterly reports prepared by management and by the external auditors of significant accounting and financial reporting issues and judgments and their impact on the financial statements, including (i) all critical accounting policies and practices used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors, and (iii) other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences.

•	Review periodically with the internal and external auditors significant risks and exposures and the plans to monitor, control and minimize such risks and exposures.

•	Review significant changes to the Company’s auditing and accounting practices as suggested by the internal and external auditors or management and discuss them on a timely basis.

•	Meet with management and the external auditors to review and discuss the annual audited financial statements and the results of the audit, recommend to the Board whether the audited financial statements should be included in the Company’s 10-K, and require the external auditors to review the financial information included in the management’s discussion and analysis of the Form 10-K prior to its filing.

•	Review with management interim financial statements, and require the external auditors to review the financial information included in the Company’s interim financial statements prior to filing its Form 10-Q Reports.

•	Review and discuss with management the Company’s earnings press releases, including any use of “pro forma” or “adjusted” non-GAAP information (such as EBITDA), as well as other financial information, operational metrics and earnings guidance provided to analysts and rating agencies prior to their issuance to the public.

•	Meet with external auditors and financial management to discuss integrity of the Company’s financial reporting process, including the effect of any off-balance sheet structures on the Company’s financial statements, and any proposed changes or improvements in financial, accounting or auditing practices.

(C) COMPLIANCE

•	Periodically obtain reports from management, auditors, general counsel, tax advisors or any regulatory agency regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material impact on financial statements and the consideration of those matters in preparing the financial statements.

•	Review the effectiveness of the policies and procedures for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any reporting deficiencies, fraudulent acts or accounting irregularities. The Committee shall review the status of pending litigation and management’s accounting treatment of pending and threatened litigation.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the employees of concerns regarding questionable accounting or auditing matters.

•	Obtain reports from management and the external auditors that the Company conforms to applicable legal requirements and the Company’s Code of Ethics and Business Conduct.

•	Review reports and disclosures of all related-party transactions, and either approve or disapprove such transactions.

•	Obtain regular reports from management and the external auditors that the Company conforms to applicable regulatory requirements for its security systems. The Committee shall oversee the Company’s security audit, federal regulatory examinations, fraud management, security incident responses and other security-related issues. The Company’s security and compliance function shall report directly to the Committee.

•	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

(D) EXTERNAL AUDIT

•	Exercise ultimate responsibility for the appointment, compensation, termination and oversight of the work of the external auditors, including the resolution of disagreements between management of the Company and the external auditors regarding financial reporting. The Company’s external auditors shall report directly to the Committee.

•	Review with the external auditor any problems or difficulties the auditor may have encountered, any management letter provided by the auditor, and the Company’s response to that letter, including:

•	Any difficulties encountered, or restrictions on the scope of activities or access to required information;

•	Any changes required in the planned scope of the external audit; and

•	Any recommendations made by the external auditors as a result of the audit.

•	Discuss the matters required to be discussed by Statement of Auditing Standards No. 61, as it may be modified or supplemented from time to time.

•	Determine the appropriate compensation to the external auditors and to any advisers employed by the Committee.

•	Obtain from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standard No. 1, as promulgated by the Independent Standards Board.

•	Actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and take, or recommend that the Board take, appropriate action to oversee the independence of the external auditors.

•	Pre-approve all auditing services and permissible non-audit services provided to the Company by the Company’s external auditors; provided, however, that pre-approval of non-audit services is not required if: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the external auditor during the fiscal year in which the non-audit services are provided; (ii) such non-audit services were not recognized by the Company to be non-audit services at the time of the Company’s engagement of the external auditor; or (iii) such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the external auditor who participated in any capacity in the audit of the Company.

•	Meet with the external auditor prior to the audit to discuss the planning and staffing of the audit.

(E) REPORTING RESPONSIBILITIES

•	Regularly report to the Board on the Committee’s activities and make appropriate recommendations.

•	Prepare for inclusion in the proxy statement the reports of the Committee and the disclosures concerning the Committee and its activities which are required under applicable rules of the Securities and Exchange Commission.

•	Annually review and (if appropriate) propose for enactment by the Board amendments to this Charter.

•	Review the Committee’s own performance on an annual basis.

5. MEETINGS.

(A) FREQUENCY

The Committee shall meet as often as it determines, but not less frequently than quarterly. Special meetings of the Committee will be held at the request of the Chairperson of the Committee or any two other Committee members. Minutes shall be regularly kept of Committee proceedings. The Committee may by resolution develop a mechanism to allow the Chairperson to approve any of the items listed herein in lieu of a formal meeting of the full Committee, to the extent not prohibited by law, applicable regulations of the Securities and Exchange Commission or the requirements for listing on the Nasdaq Stock Market.

(B) AGENDA

Prior to each regularly scheduled meeting, the Committee members will receive notice of, and an agenda for, the meeting. Other topics for discussion may be introduced at the meeting or by notice to the Chairperson at the request of any Committee member. The Committee shall meet periodically with management, the internal auditors and the external auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately. The agenda shall provide time for such executive sessions.

(C) ATTENDANCE

The Committee may ask corporate officers and other employees of the Company to attend the meetings.

(D) PROCEDURES

The Committee may adopt rules for its meetings and activities. In the absence of any such rules, the Committee actions shall be governed by the Company’s Bylaws and applicable law, as applicable to Board meetings and activities. Concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present) shall be required to take formal action of the Committee. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted-non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

6. OUTSIDE ASSISTANCE.

The Committee shall have the authority to request and receive access to any internal or external information it requires to fulfill its duties and responsibilities. The Committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to such independent counsel and advisors. The Committee shall be entitled to rely on the reasonable advice, report and recommendations of the external auditors and advisors.